AMENDMENT TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this

“Amendment”) is made as of December 7, 2022 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”), and ARROW INVESTMENTS TRUST (the “Fund”, including its separate series, the “Portfolios”), a Delaware statutory trust.

WHEREAS, BBH&Co. and the Fund entered into a Custodian and Transfer Agent Agreement, dated as of October 1, 2014 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, in accordance with section 13.2 of the Agreement BBH&Co. and the Fund desire to amend Appendix A to the Agreement to add the Arrow Adaptive Multi-Strategy ETF and AAMS FUND LIMITED, a Cayman exempted company and a wholly-owned subsidiary of the Arrow Adaptive-Multi Strategy ETF.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Fund hereby agree as follows:

1.                  Appendix A to the Agreement is hereby deleted in its entirety and replace with the attached Appendix A.

2.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and BBH&Co. shall be protected in relying on the photocopy or telefax until BBH&Co. has received the original of the Agreement.

3.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.                  This Amendment shall be construed in accordance with the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:

Name: Hugh Bolton

Title: Managing Director Date:

ARROW INVESTMENTS TRUST

By:

Name: Joseph Barrato

Title: Chief Executive Officer Date: December 7 2022

AAMS FUND LIMITED

By:

Name: Joseph Barrato Title: Manager

Date: December 7 2022

APPENDIX A TO

THE CUSTODIAN and TRANSFER AGENT AGREEMENT BETWEEN

ARROW INVESTMENTS TRUST

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of December 7, 2022

The following is a list of Funds/Portfolios for which Brown Brothers Harriman & Co. (“BBH”) shall serve as custodian pursuant to and in accordance with the Custodian and Transfer Agent Agreement dated October 1, 2014:

Arrow DWA Tactical: Macro ETF Arrow Reserve Capital Management ETF Arrow DWA Tactical: International ETF

Arrow Reverse Cap 500 ETF Arrow Adaptive Multi-Strategy ETF

AAMS Fund Limited*

* Custody Services Only

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

ARROW INVESTMENTS TRUST

By:

Name: Joseph Barrato

Title: Chief Executive Officer

AAMS FUND LIMITED

By:

Name: Joseph Barrato

Title: Manager